UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2013 (July 22, 2013)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 22, 2013, we entered into a new employment agreement (the “Employment Agreement”) with Scott A. Greenstein to continue to serve as our President and Chief Content Officer through July 22, 2016. The Employment Agreement provides for the continuation of his current annual base salary of $1,250,000 and an opportunity to earn a target annual bonus equal to 150% of base salary. The Employment Agreement is generally consistent with Mr. Greenstein’s existing employment agreement, except that it no longer provides for a so-called golden parachute excise tax gross up.

The Employment Agreement also provides, in the case of certain qualifying terminations, for a lump sum severance payment in an amount equal to Mr. Greenstein’s annual base salary plus the last bonus paid (or due and payable) to him. Our obligation to pay the severance is subject to Mr. Greenstein’s execution of a release of claims against us.

In connection with the execution of the Employment Agreement, on the first business day after the execution of the Employment Agreement that the trading window for our employees opens, we will grant Mr. Greenstein an option to purchase shares of our common stock having a value, calculated based upon the Black-Scholes-Merton option pricing model using the financial inputs consistent with those we use for financial reporting purposes, of $6,500,000 at an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Select Market on that day (the “Option”). We will also grant Mr. Greenstein restricted stock units (the “RSUs”) with a value of $1,000,000. The Option will vest in three equal annual installments and the RSUs will vest on July 22, 2016, subject in each case to earlier acceleration or termination under certain circumstances.

The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The Exhibit Index attached hereto is incorporated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/	Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: July 23, 2013

EXHIBITS

Exhibit	Description of Exhibit
10.1	Employment Agreement, dated as of July 22, 2013, between Sirius XM Radio Inc. and Scott A. Greenstein